EXHIBIT 99.1

STEPAN REPORTS THIRD QUARTER RESULTS

NORTHFIELD, Illinois, October 24, 2003 — Stepan Company (NYSE: SCL) today reported third quarter and nine month results for the period ended September 30, 2003.

Net sales for the third quarter rose one percent to $196,066,000 from $193,344,000 in the year ago quarter. Net income for the quarter declined 77 percent to $1,298,000, or $0.12 per diluted share from $5,675,000, or $0.58 per diluted share. Sales volume declined eight percent compared to the third quarter of 2002. The increase in net sales included $4,756,000 attributable to the translation effect of foreign sales against the weaker U.S. dollar. Higher selling prices precipitated by higher raw material costs also contributed to the increase in net sales. Net income declined due to lower North American surfactant sales volume and higher operating expenses attributable to a $1.5 million pretax increase in legal and environmental reserve requirements within administrative expense.

Net sales for the first nine months of 2003 rose four percent to $583,575,000, up from $563,295,000. Year-to-date earnings declined 53 percent to $8,346,000, or $0.85 per diluted share, compared to $17,702,000, or $1.81 per diluted share. Sales volume declined two percent as a result of weaker North American surfactant sales. The effect of translation increased year-to-date net sales by $14,409,000, but had a negligible impact on earnings.

“During the quarter, surfactant volume declined primarily due to two major customers taking business into their own production facilities,” said F. Quinn Stepan, Chairman and Chief Executive Officer. “The loss of this business resulted in $1.9 million of lower pretax earnings. This combined with a $1.3 million pretax decrease in phthalic anhydride earnings due to lower volumes and a production outage as well as the $1.5 million charge for potential environmental remediation costs, contributed $4.7 million to the decline in pretax quarterly earnings.”

“We have experienced very specific sales volume losses that overshadow our growth efforts in more diverse functional market applications,” said Mr. Stepan. “Our near term priority is to improve earnings through cost reduction aimed at eliminating discretionary spending and reducing headcount through attrition and functional reorganizations. Longer term we are committed to top line growth with focus on polyester polyols, fabric softener and specialty surfactants into functional markets.”

Surfactant earnings decreased during the quarter due to a ten percent decline in volume. North American surfactant volume was down 16 percent due to the switch to internal production by two customers and weakness in our laundry and cleaning markets. European surfactant earnings rose on strong sales volume in both France and the U.K. Surfactants represented 77 percent of company revenues.

Polymer earnings declined due to the aforementioned weaker phthalic anhydride (PA) earnings. Polyurethane polyol earnings posted a slight improvement on an eight percent increase in volume. Polyurethane systems recorded higher earnings on improved volume and product mix. Polymers represented 20 percent of Company revenues.

Specialty products earnings decreased due to lower food and pharmaceutical demand. Specialty products represented three percent of Company revenues.

Operating expenses rose 10 percent largely due to higher pretax legal and environmental charges of $1.5 million for potential remediation costs at a Stepan-owned site, as well as, contingent remediation liabilities at a formerly owned site. Administrative expenses also included a $1.3 million increase in deferred compensation expense. Third quarter deferred compensation expense was $.3 million compared to income of $1.0 million in the third quarter of 2002 due to fluctuation in value of assets maintained in the deferred compensation account. Marketing and research and development expenses both declined for the quarter.

Interest expense rose 10 percent due to a higher proportion of fixed rate debt as the company secured more fixed rate debt in 2002 to lock in low long term interest rates, although at a higher cost than current short term rates. Joint venture income declined due to a less favorable sales mix.

“As we implement our cost containment efforts and execute on growth opportunities, we anticipate 2003 fourth quarter earnings should approximate the fourth quarter of 2002 and full year 2004 earnings should improve over 2003,” said Mr. Stepan.

Stepan Company will host a conference call to discuss the third quarter results at 2 p.m. EDT this date, October 27, 2003. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Information in this press release contains forward looking statements which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limiting, prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions and probability of future acquisitions and new products, and factors detailed in the company’s Securities and Exchange Commission filings.

STEPAN COMPANY

Statements of Income

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited – 000’s Omitted)

	Three Months Ended September 30			Nine Months Ended September 30
	2003	2002	% Change	2003	2002	% Change
Net Sales	$196,066	$193,344	+1	$583,575	$563,295	+4
Cost of Sales	169,105	162,279	+4	500,323	468,028	+7

Gross Profit	26,961	31,065	–13	83,252	95,267	–13
Operating Expenses:
Marketing	7,230	7,427	–3	21,714	20,304	+7
Administrative	10,549	7,985	+32	26,223	26,555	–1
Research, Development and Technical Services	6,113	6,407	–5	18,690	18,379	+2

	23,892	21,819	+10	66,627	65,238	+2
Operating Income	3,069	9,246	–67	16,625	30,029	–45
Other Income (Expense):
Interest, Net	(1,923)	(1,743)	+10	(6,057)	(5,240)	+16
Income from Equity Joint Venture	619	790	–22	1,796	2,444	–27

	(1,304)	(953)	+37	(4,261)	(2,796)	+52
Income Before Income Taxes	1,765	8,293	–79	12,364	27,233	–55
Provision for Income Taxes	467	2,618	–82	4,018	9,531	–58

Net Income	$1,298	$5,675	–77	$8,346	$17,702	–53

Net Income Per Common Share
Basic	$0.12	$0.62	–81	$0.87	$1.93	–55

Diluted	$0.12	$0.58	–79	$0.85	$1.81	–53

Shares Used to Compute Net Income Per Common Share:
Basic	8,886	8,871	+ —	8,884	8,855	+ —

Diluted	9,084	9,830	–8	9,085	9,791	–7

STEPAN COMPANY

Balance Sheets

September 30, 2003 and December 31, 2002

(Unaudited – 000’s Omitted)

	2003 September 30	2002 December 31
ASSETS

Current Assets	$199,894	$185,112

Property, Plant & Equipment, net	208,506	211,050

Other Assets	46,020	43,505

Total assets	$454,420	$439,667

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities	$118,039	$105,017

Deferred Income Taxes	19,098	20,065

Long-term Debt	99,149	104,304

Other Non-current Liabilities	55,213	51,452

Stockholders’ Equity	162,921	158,829

Total liabilities & Stockholders’ equity	$454,420	$439,667

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